Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Olivia Snyder, Analyst, Investor Relations (617) 796-8234 www.snhreit.com

Senior Housing Properties Trust Increases Revolving Credit Facility to $1 Billion and Closes on $200 Million, Seven Year Term Loan

Newton, MA (September 29, 2015):  Senior Housing Properties Trust (NYSE: SNH) today announced that it has partially exercised the accordion feature under its unsecured revolving credit facility agreement and closed on a new $200 million, seven year unsecured term loan.

SNH received an increase in commitments under the credit facility to $1 billion from its previous amount of $750 million.  All other material terms under the credit facility remain unchanged.  Banks participating in the credit facility also remain unchanged, with Wells Fargo Securities, LLC, Citigroup Global Markets Inc. and RBC Capital Markets serving as Joint Lead Arrangers and Joint Lead Bookrunners.

The $200 million unsecured term loan matures on September 28, 2022.  The interest rate on the term loan will be at LIBOR plus 180 basis points, subject to adjustment based on changes to SNH’s credit ratings.  The loan has an accordion feature under which maximum borrowings may be increased to up to $400 million in certain circumstances.  SNH used the net proceeds of the term loan to repay amounts outstanding under its revolving credit facility.  Wells Fargo Securities, LLC and PNC Capital Markets LLC are Joint Lead Arrangers and Joint Lead Bookrunners for the new term loan, and banks participating in the term loan are as follows:

Name of Institution	Title

Wells Fargo Bank, N.A.	Administrative Agent

PNC Bank, National Association	Syndication Agent

Mizuho Bank (USA)	Documentation Agent

Commerce Bank & Trust Company	Lender

Taiwan Cooperative Bank Ltd. Seattle Branch	Lender

First Commercial Bank, Ltd. New York Branch	Lender

First Tennessee Bank N.A.	Lender

Senior Housing Properties Trust is a real estate investment trust, or REIT, which owns senior living communities, medical office buildings and wellness centers throughout the United States. SNH is headquartered in Newton, MA.

WARNING REGARDING FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE CONTAINS STATEMENTS THAT CONSTITUTE FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER SECURITIES LAWS.  ALSO, WHENEVER WE USE WORDS SUCH AS “BELIEVE”, “EXPECT”, “ANTICIPATE”, “INTEND”, “PLAN”, “ESTIMATE” OR SIMILAR EXPRESSIONS, SNH IS MAKING FORWARD LOOKING STATEMENTS. THESE FORWARD LOOKING STATEMENTS ARE BASED UPON SNH’S PRESENT INTENT, BELIEFS OR EXPECTATIONS, BUT FORWARD LOOKING STATEMENTS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR.  ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE CONTAINED IN OR IMPLIED BY THESE FORWARD LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS. FOR EXAMPLE:

•                  THE CONTINUED AVAILABILITY OF BORROWINGS UNDER THE REVOLVING CREDIT FACILITY IS SUBJECT TO SNH SATISFYING CERTAIN FINANCIAL COVENANTS AND MEETING OTHER CUSTOMARY CONDITIONS. THE ACTUAL PREMIUM OVER LIBOR PAID BY SNH UNDER THE TERM LOAN WILL BE HIGHER OR LOWER THAN THAT STATED IN THIS PRESS RELEASE IF ADJUSTMENTS ARE MADE TO SNH’S CREDIT RATINGS.

•                  INCREASING THE MAXIMUM BORROWINGS UNDER THE TERM LOAN IS SUBJECT TO OBTAINING ADDITIONAL COMMITMENTS FROM LENDERS, WHICH MAY NOT OCCUR.

THE INFORMATION CONTAINED IN SNH’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, OR SEC, INCLUDING UNDER THE CAPTION “RISK FACTORS” IN ITS PERIODIC REPORTS, OR INCORPORATED THEREIN, IDENTIFIES OTHER IMPORTANT FACTORS THAT COULD CAUSE DIFFERENCES FROM SNH’S FORWARD LOOKING STATEMENTS. SNH’S FILINGS WITH THE SEC ARE AVAILABLE ON THE SEC’S WEBSITE AT WWW.SEC.GOV.  YOU SHOULD NOT PLACE UNDUE RELIANCE UPON OUR FORWARD LOOKING STATEMENTS. EXCEPT AS REQUIRED BY LAW, SNH DOES NOT INTEND TO UPDATE OR CHANGE ANY FORWARD LOOKING STATEMENTS AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

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